Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Results

OVERLAND PARK, Kan. (Nov. 29, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fourth-quarter and fiscal 2022 results.

MANAGEMENT COMMENTARY

“This was a transformative year for Compass Minerals, in which we took several strategic actions," said Kevin S. Crutchfield, president and CEO. "Through our efforts to expand our essential minerals portfolio into the adjacent, high-growth markets of lithium and next-generation fire retardants, we are positioning ourselves for growth, reducing our weather dependency and building a foundation for long-term value creation. I am proud of our team for their commitment to safety and relentless focus on execution amid a year of significant headwinds, including ongoing inflationary pressures and sulfate of potash production challenges, which impacted the short-term financial performance of our Salt and Plant Nutrition segments. Our successful North American highway salt bid season has set the stage to improve Salt segment profitability in fiscal 2023.”

FISCAL 2022 AND RECENT HIGHLIGHTS

•Strong salt segment sales volumes drove an increase in consolidated revenue for fourth quarter and fiscal 2022, up 18% and 9% respectively, versus the comparable year-over-year period;
•Average pricing for North America 2022-2023 highway deicing contracts expected to rise 15% and total committed bid volumes expected to decline by approximately 9%, compared to the prior year's bid season;
•Exceptional safety performance with Total Case Incident Rate1 of 1.27 for fiscal 2022, an approximately 56% improvement from the comparable year-over-year period;
•Achieved several strategic milestones during fiscal 2022 and early fiscal 2023 including:
◦Announced strategic path forward to advance phase-one development of the company’s North American lithium brine resource, including naming EnergySource Minerals as the DLE technology provider, expected attractive project economics and confirmation of positive phase-one life cycle assessment sustainability profile;
◦Announced and closed $252 million strategic equity partnership with Koch Minerals & Trading LLC (KM&T) with proceeds expected to fund the first two
1 Rate of work-related injuries per 100 full-time workers during a one-year period.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

years of phase-one lithium development with the remaining net proceeds used to pay down debt;
◦Announced binding, multiyear supply agreement with LG Energy Solution to deliver up to 40% of planned phase-one battery-grade lithium carbonate from Ogden, Utah solar evaporation lithium brine development for an initial six-year term;
◦Completed $45 million equity investment in Fortress North America (Fortress), a next-generation fire retardant company focused on reinventing wildfire application technologies, increasing minority equity ownership stake to approximately 45%;
◦Completed sale of South America chemicals business for cash proceeds of approximately $51.5 million and received the maximum earnout payment of approximately $18.5 million associated with the sale of South America specialty plant nutrition business, with proceeds from both used to reduce debt; and
◦Enabled strategic shift toward expanding essential minerals product portfolio and strengthened the company's financial outlook through recalibration of the company's dividend and broader capital allocation policy
•Bolstered senior management team’s lithium industry expertise through the addition of Lorin Crenshaw, chief financial officer, and Chris Yandell, head of lithium; and
•Appointed Gareth Joyce, Richard P. Dealy, Melissa M. Miller, Edward C. Dowling, Jon Chisholm and Shane Wagnon to the company’s board of directors, deepening the board’s operational, financial, advanced battery supply chain and human capital management expertise and experience.

RESULTS2,3

	For the Three Months Ended	For the Twelve Months Ended
(From continuing operations; in millions, except per share data)	Sept. 30, 2022
Revenue	$249.4	$1,244.1
Operating earnings	7.5	44.4
Adjusted EBITDA*	35.0	187.1
Net loss	(4.9)	(36.7)
Net loss per diluted share	(0.14)	(1.08)
Adjusted Net Earnings*	0.4	19.8
Adjusted Net Earnings* per diluted share	$0.01	$0.57
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Fiscal 2022 fourth quarter consolidated revenue grew 18% year over year, driven by increased Salt segment sales volumes and favorable Plant Nutrition average selling price.
2 The company’s fiscal 2022 results in this earnings release reflect the change in the fiscal year-end from Dec. 31 to Sept. 30. The fiscal 2022 results are reported for the twelve-month period from Oct. 1, 2021 to Sept. 30, 2022, and the company has presented comparable results for the Oct. 1, 2020 to Sept. 30, 2021 period.
3 All amounts in this press release represent results from continuing operations, except for amounts pertaining to the condensed consolidated statements of cash flows which include results from discontinued operations, unless otherwise noted.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

Plant Nutrition SOP average selling price increased 48%, partially offset by reduced sales volumes year over year. Consolidated operating earnings of $7.5 million, up $5.4 million year over year, and adjusted EBITDA of $35.0 million up $2.0 million year over year, were also driven by strong Salt segment sales volume and the favorable impact of Plant Nutrition higher average selling price partially offset by increased production and distribution costs.

Fiscal 2022 consolidated revenue grew 9% year over year, driven primarily by higher Salt segment sales volumes. Plant Nutrition SOP average selling price increased 33%, partially offset by a 29% decline in sales volumes year over year. Consolidated operating earnings of $44.4 million, down $62.7 million year over year, and adjusted EBITDA of $187.1 million, down $53.7 million year over year, were impacted by increased production and distribution costs partially offset by the favorable impact of increased pricing in the Plant Nutrition segment.

SALT BUSINESS SUMMARY

Salt segment fiscal 2022 fourth-quarter revenue totaled $188.9 million, up 18% year over year, driven by a 15% increase in sales volumes and a 3% increase in average selling price. Fourth-quarter sales volume increased for both the highway deicing and consumer and industrial salt businesses from the prior year. Highway deicing average selling price increased 7% year over year. Consumer and industrial average selling price increased 5% from prior year due to continued price increases across most product categories. Operating earnings decreased 27% to $16.3 million, while EBITDA declined 17% to $33.1 million from the prior-year period, both impacted by continued inflationary pressures and increased production and distribution costs.

For the full fiscal year, Salt segment revenue grew 12% to $1.0 billion from $899.6 million in the comparable 2021 period, primarily driven by a 11% increase in sales volumes. Highway deicing sales volumes rose 12% on higher bid season commitments and consumer and industrial sales volumes grew 6%. Salt segment average selling price was up 1% year over year. Salt segment generated $117.4 million in operating earnings and EBITDA of $181.9 million, down 34% and 27% respectively, from comparable 2021 period results. Fiscal 2022 operating margins of 12% and EBITDA margins of 18% were down 820 and 960 basis points respectively, versus the comparable prior-period results, also driven primarily by continued inflationary pressures and increased production and distribution costs.

PLANT NUTRITION BUSINESS SUMMARY

Plant Nutrition segment fourth-quarter revenue totaled $57.8 million, up 17% year over year, driven by a 48% increase in average selling price partially offset by a 22% decrease in sales volumes. Operating earnings totaled $12.6 million for the quarter, up $12.8 million from an operating loss of $0.2 million in the prior-year period, and EBITDA increased $13.1 million to $21.8 million, as higher average selling price more than offset reduced sales

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

volumes, which were impacted by inventory constraints and higher per-unit costs due to reduced production volumes.

For the full fiscal year, the segment generated $222.3 million in revenue, 5% below the comparable prior-period results, primarily due to a 29% decrease in sales volumes, largely offset by a 33% increase in average selling price. Operating earnings for the full fiscal year totaled $37.1 million and EBITDA totaled $72.7 million, up $28.0 million and $27.8 million respectively from the comparable prior-year period, both impacted by higher average selling price reflecting strong global fertilizer supply-demand conditions partially offset by reduced sales volumes due to inventory constraints and higher per-unit product and logistics costs related to lower production volumes.

CASH FLOW

Net cash provided by operating activities amounted to $120.5 million for fiscal 2022, down $28.9 million year over year, driven by reduced earnings.

Net cash used in investing activities was $80.0 million for fiscal 2022 compared to net cash provided by investing activities of $253.2 million in the comparable prior-year period, largely reflecting a substantial decrease in year-over-year asset sale proceeds and the fiscal 2022 $45 million investment in Fortress. Capital spending for fiscal 2022 was essentially flat year over year, totaling $96.7 million versus $93.8 million in the comparable year-ago period.

Net cash used for financing activities was $14.3 million for fiscal 2022 compared to $417.5 million in the comparable prior-year period, primarily reflecting lower net asset sale proceeds which were applied to debt reduction during the prior year, partially offset by a year-over-year reduction in dividends paid in fiscal 2022.

The company ended the fiscal year with $181.0 million of liquidity, comprised of $46.1 million in cash and cash equivalents and $134.9 million of availability under its $300 million revolving credit facility. Subsequent to fiscal year-end, the company closed the previously announced equity transaction with KM&T and received $252 million in cash, before fees.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

FISCAL 2023 OUTLOOK

For fiscal 2023, the company has modified its approach to providing annual earnings guidance. While demand for deicing salt is stable over time, the nature of winter weather and the manner in which customers respond to weather events make forecasting deicing sales volumes difficult during any single year. Below the company provides a range of estimated potential earnings outcomes that consider various winter weather scenarios.

Salt Segment
	Mild Winter[1]	2023 Range[2]	Strong Winter[1]
Highway deicing sales volumes (thousands of tons)	8,000	9,350 - 10,050	11,050
Consumer and industrial sales volumes (thousands of tons)	2,000	2,000 - 2,150	2,150
Total salt sales volumes (thousands of tons)	10,000	11,350 - 12,200	13,200

Revenue (in millions)	$895	$990 - $1,065	$1,125
EBITDA (in millions)	$175	$215 - $255	$275
(1) Mild and Strong Winter scenarios reflect management estimates of the potential impact to the presented line items assuming mild or strong winter weather. The company utilizes an array of information, including historical weather data and sales-to-commitment outcomes, to develop measures that are then applied to its 2023 Range to estimate these amounts.
(2) Range for fiscal 2023 reflects the company's estimated book of business for the period and assumes normalized weather conditions and average historical sales-to-commitment outcomes.

The company’s focus for the Salt segment in 2023 is on improving profitability to historical levels by adjusting its pricing strategy and recalibrating its sales mix to areas where it has natural competitive advantages that result in higher profit margins. The company's North American highway deicing bidding process for the 2022-2023 winter season has been completed and the company expects its average contract price for the upcoming winter season to be approximately 15% above the prior year's bid season results. The company estimates that its total committed bid volumes will decrease by approximately 9% compared to prior-year bid season results as it prioritizes value over volume. Consistent with prior years, Compass Minerals expects that approximately 75% of its highway deicing sales will be achieved in the first half of the fiscal year.

Plant Nutrition Segment
2023 Range
Sales volumes (thousands of tons)	265 - 295
Revenue (in millions)	$200 - $240
EBITDA (in millions)	$55 - $70

Within the Plant Nutrition segment, the company expects the average sales price for the fiscal year to be moderately higher year over year despite moderating sequentially throughout the year. Sales volumes in fiscal 2023 are expected to be comparable to the prior year. The company expects higher production costs due to adverse weather conditions during the most recent evaporation season, resulting in higher per-unit processing costs at its Ogden, Utah facility. The segment is also expected to incur

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

incremental costs related to operational strategies to mitigate the effects of ongoing drought conditions in Utah.

Other Assumptions
($ in millions)	2023 Range
Corporate and other expense*	$75 - $80
Depreciation, depletion and amortization	$95 - $105
Interest expense	$50 - $55
Effective income tax rate (excl. valuation allowance)	30% - 35%

Capital expenditures:
Sustaining	$100 - $110
Lithium	$75 - $120
Total	$175 - $230
* Corporate and other expense includes operating expenses of $10 to 12 million related to lithium development and non-cash losses of approximately $5 million related to the equity investment in Fortress; it excludes depreciation, amortization and stock-based compensation.

As the company continues to invest in developing its lithium resource, related operating expenses in the range of $10 to $12 million are projected for fiscal 2023, versus approximately $8 million in fiscal 2022.

Total capital expenditures for fiscal 2023 are projected to be in the range of $175 million and $230 million, comprised of lithium development capital spending in the range of $75 million to $120 million (funded by proceeds from recent KM&T transaction) and sustaining capital spending in the range of $100 million to $110 million.

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, Nov. 30, at 9:30 a.m. ET. To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A corporate presentation with fiscal 2022 results is available at investors.compassminerals.com.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about pricing; the company's lithium brine development project, including its expected economics and funding; efforts to expand the company's minerals portfolio; growth; reduction of weather dependency; value creation; expected pricing and volumes; and the company's outlook for 2023, including its expectations regarding sales volumes, revenue, EBITDA, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, capital expenditures, operating expenses and Adjusted EBITDA. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2022 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2021, March 31, 2022 and June 30, 2022 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings, and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

The following tables reflect financial information for continuing operations for the three and twelve months ended Sept. 30, 2022 and 2021.

Reconciliation for Adjusted Net Earnings (Loss) (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2022	2021	2022	2021
Net (loss) earnings	$(4.9)	$(4.6)	$(36.7)	$35.6
Executive transition costs, net of tax(1)	—	—	3.2	—
Accrued loss and legal costs related to SEC investigation, net of tax(2)	(1.7)	0.2	15.9	3.7
Deferred tax valuation allowance(3)	7.0	—	37.4	—
Adjusted net earnings (loss)	$0.4	$(4.4)	$19.8	$39.3

Diluted net (loss) earnings per common share	$(0.14)	$(0.14)	$(1.08)	$1.00
Adjusted net earnings (loss) per diluted share	$0.01	$(0.14)	$0.57	$1.11
Weighted-average common shares outstanding (in thousands):
Diluted	34,164	34,099	34,120	34,042
(1)    The company incurred severance and other costs related to executive transition of $3.8 million ($3.2 million net of tax) for the twelve months ended Sept. 30, 2022.
(2)    The company recognized costs, net of reimbursements, related to the recently completed SEC investigation of $(2.4) million and $0.3 million ($(1.7) million and $0.2 million net of tax) in the three months ended Sept. 30, 2022 and 2021, respectively. The company recorded a loss accrual and incurred net costs related to the recently completed SEC investigation of $17.1 million and $5.0 million ($15.9 million and $3.7 million net of tax) for the twelve months ended Sept. 30, 2022 and 2021, respectively.
(3)    The company recognized a valuation allowance for certain deferred tax assets due to their uncertainty of being realized.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2022	2021	2022	2021
Operating earnings	$7.5	$2.1	$44.4	$107.1
Executive transition costs(1)	—	—	3.8	—
Accrued loss and legal costs related to SEC investigation(2)	(2.4)	0.3	17.1	5.0
Adjusted operating earnings	$5.1	$2.4	$65.3	$112.1
Sales	249.4	211.7	1,244.1	1,145.8
Operating margin	3.0%	1.0%	3.6%	9.3%
Adjusted operating margin	2.0%	1.1%	5.2%	9.8%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recorded a loss accrual during the twelve months ended Sept. 30, 2022, and recognized costs, net of reimbursements, related to the recently completed SEC investigation during the three and twelve months ended Sept. 30, 2022 and 2021.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2022	2021	2022	2021
Net (loss) earnings from continuing operations	$(4.9)	$(4.6)	$(36.7)	$35.6
Interest expense	14.0	13.6	55.2	59.8
Income tax expense (benefit)	7.7	(3.5)	35.8	5.8
Depreciation, depletion and amortization	27.7	29.9	110.9	119.9
EBITDA from continuing operations	44.5	35.4	165.2	221.1
Adjustments to EBITDA:
Stock-based compensation - non cash	4.1	1.0	15.7	9.2
(Gain) loss on foreign exchange	(11.4)	(3.8)	(14.9)	5.6
Executive transition costs(1)	—	—	4.3	—
Accrued loss and legal costs related to SEC investigation(2)	(2.4)	0.3	17.1	5.0
Other expense (income), net	0.2	0.1	(0.3)	(0.1)
Adjusted EBITDA from continuing operations	35.0	33.0	187.1	240.8
Adjusted EBITDA from discontinued operations	—	7.0	19.0	51.9
Adjusted EBITDA	$35.0	$40.0	$206.1	$292.7
EBITDA margin from continuing operations	17.8%	16.7%	13.3%	19.3%
Adjusted EBITDA margin from continuing operations	14.0%	15.6%	15.0%	21.0%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recorded a loss accrual during the twelve months ended Sept. 30, 2022, and recognized costs, net of reimbursements, related to the recently completed SEC investigation during the three months ended Sept. 30, 2022 and the twelve months ended Sept. 30, 2022 and 2021.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2022	2021	2022	2021
Sales	$188.9	$159.5	$1,010.3	$899.6
Operating earnings	$16.3	$22.4	$117.4	$177.7
Operating margin	8.6%	14.0%	11.6%	19.8%
EBITDA(1)	$33.1	$40.1	$181.9	$248.4
EBITDA(1) margin	17.5%	25.1%	18.0%	27.6%
Sales volumes (in thousands of tons):
Highway deicing	1,581	1,329	10,435	9,295
Consumer and industrial	522	496	2,122	1,997
Total Salt	2,103	1,825	12,557	11,292
Average sales prices (per ton):
Highway deicing	$61.89	$57.92	$61.34	$61.40
Consumer and industrial	$174.36	$166.45	$174.45	$164.67
Total Salt	$89.79	$87.42	$80.45	$79.67
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2022	2021	2022	2021
Reported GAAP segment operating earnings	$16.3	$22.4	$117.4	$177.7
Depreciation, depletion and amortization	16.8	17.7	64.5	70.7
Segment EBITDA	$33.1	$40.1	$181.9	$248.4
Segment sales	188.9	159.5	1,010.3	899.6
Segment EBITDA margin	17.5%	25.1%	18.0%	27.6%

Plant Nutrition Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2022	2021	2022	2021
Sales	$57.8	$49.3	$222.3	$235.0
Operating earnings (loss)	$12.6	$(0.2)	$37.1	$9.1
Operating margin	21.8%	(0.4)%	16.7%	3.9%
EBITDA(1)	$21.8	$8.7	$72.7	$44.9
EBITDA(1) margin	37.7%	17.6%	32.7%	19.1%
Sales volumes (in thousands of tons)	62	79	286	403
Average sales price (per ton)	$929	$627	$777	$583
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2022	2021	2022	2021
Reported GAAP segment operating (loss) earnings	$12.6	$(0.2)	$37.1	$9.1
Depreciation, depletion and amortization	9.2	8.9	35.6	35.8
Segment EBITDA	$21.8	$8.7	$72.7	$44.9
Segment sales	57.8	49.3	222.3	235.0
Segment EBITDA margin	37.7%	17.6%	32.7%	19.1%

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	Sept. 30,		Sept. 30,
	2022	2021	2022	2021
Sales	$249.4	$211.7	$1,244.1	$1,145.8
Shipping and handling cost	65.0	45.4	379.5	295.8
Product cost	144.8	133.2	666.6	619.8
Gross profit	39.6	33.1	198.0	230.2
Selling, general and administrative expenses	32.1	31.0	153.6	123.1
Operating earnings	7.5	2.1	44.4	107.1
Other expense/(income):
Interest expense	14.0	13.6	55.2	59.8
(Gain) loss on foreign exchange	(11.4)	(3.8)	(14.9)	5.6
Net loss in equity investees	1.9	0.3	5.3	0.5
Other expense (income), net	0.2	0.1	(0.3)	(0.2)
Earnings (loss) before income taxes from continuing operations	2.8	(8.1)	(0.9)	41.4
Income tax expense (benefit) from continuing operations	7.7	(3.5)	35.8	5.8
Net (loss) earnings from continuing operations	(4.9)	(4.6)	(36.7)	35.6
Net (loss) earnings from discontinued operations	(2.0)	(51.4)	12.2	(220.8)
Net loss	$(6.9)	$(56.0)	$(24.5)	$(185.2)

Basic net (loss) earnings from continuing operations per common share	$(0.14)	$(0.14)	$(1.08)	$1.01
Basic net (loss) earnings from discontinued operations per common share	(0.06)	(1.51)	0.36	(6.49)
Basic net loss per common share	$(0.20)	$(1.65)	$(0.73)	$(5.48)

Diluted net (loss) earnings from continuing operations per common share	$(0.14)	$(0.14)	$(1.08)	$1.00
Diluted net (loss) earnings from discontinued operations per common share	(0.06)	(1.51)	0.36	(6.49)
Diluted net loss per common share	$(0.20)	$(1.65)	$(0.73)	$(5.48)

Cash dividends per share	$0.15	$0.72	$0.60	$2.88
Weighted-average common shares outstanding (in thousands):(1)
Basic	34,164	34,043	34,120	33,999
Diluted	34,164	34,099	34,120	34,042
(1)Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 360,000 and 407,000 weighted participating securities for the three and twelve months ended Sept. 30, 2022, respectively, and 402,000 and 414,000 weighted participating securities for the three and twelve months ended Sept. 30, 2021, respectively.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	Sept. 30,	Sept. 30,
	2022	2021
ASSETS
Cash and cash equivalents	$46.1	$18.1
Receivables, net	167.2	132.8
Inventories	302.2	321.7
Current assets held for sale	—	9.9
Other current assets	43.7	48.9
Property, plant and equipment, net	780.2	830.5
Equity method investments	46.6	5.8
Intangible and other noncurrent assets	258.3	263.2
Total assets	$1,644.3	$1,630.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$—
Current liabilities held for sale	—	9.6
Other current liabilities	233.1	185.8
Long-term debt, net of current portion	947.6	935.4
Deferred income taxes and other noncurrent liabilities	206.6	207.0
Total stockholders' equity	257.0	293.1
Total liabilities and stockholders' equity	$1,644.3	$1,630.9

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	Sept. 30,
	2022	2021
Net cash provided by operating activities(1)	$120.5	$149.4

Cash flows from investing activities:
Capital expenditures(2)	(96.7)	(93.8)
Proceeds from sale of businesses	61.2	348.6
Investments in equity method investees	(46.3)	(5.0)
Other, net	1.8	3.4

Net cash (used in) provided by investing activities	(80.0)	253.2

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	466.2	505.1
Principal payments on revolving credit facility borrowings	(403.1)	(516.9)
Proceeds from the issuance of long-term debt	55.9	120.6
Principal payments on long-term debt	(109.1)	(427.3)
Dividends paid	(20.8)	(98.0)
Deferred financing costs	(0.4)	(0.1)
Proceeds from stock option exercised	0.3	1.6
Shares withheld to satisfy employee tax obligations	(2.0)	(1.3)
Other, net	(1.3)	(1.2)

Net cash used in financing activities	(14.3)	(417.5)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	1.8
Net change in cash and cash equivalents	25.1	(13.1)
Cash and cash equivalents, beginning of the year	21.0	34.1

Cash and cash equivalents, end of period	46.1	21.0
Less: cash and cash equivalents included in current assets held for sale	—	(2.9)
Cash and cash equivalents of continuing operations, end of period	$46.1	$18.1
(1)Includes cash flows provided by (used in) discontinued operations of $9.4 million and $(369.3) million for the twelve months ended Sept. 30, 2022 and 2021, respectively.
(2)Includes capital expenditures of $1.6 million and $9.8 million related to discontinued operations for the twelve months ended Sept. 30, 2022 and 2021, respectively. Capital expenditures related to continuing operations were $95.1 million and $84.0 million for the twelve months ended Sept. 30, 2022 and 2021, respectively.

Compass Minerals Reports Fourth-Quarter and Fiscal 2022 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended Sept. 30, 2022	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$188.9	$57.8	$2.7	$249.4
Intersegment sales	—	1.4	(1.4)	—
Shipping and handling cost	59.3	5.7	—	65.0
Operating earnings (loss)(2)	16.3	12.6	(21.4)	7.5
Depreciation, depletion and amortization	16.8	9.2	1.7	27.7
Total assets	1,022.0	475.1	147.2	1,644.3

Three Months Ended Sept. 30, 2021	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$159.5	$49.3	$2.9	$211.7
Intersegment sales	—	1.5	(1.5)	—
Shipping and handling cost	39.1	6.3	—	45.4
Operating earnings (loss)(2)	22.4	(0.2)	(20.1)	2.1
Depreciation, depletion and amortization	17.7	8.9	3.3	29.9
Total assets	1,040.2	458.9	121.9	1,621.0

Twelve Months Ended Sept. 30, 2022	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$1,010.3	$222.3	$11.5	$1,244.1
Intersegment sales	—	6.4	(6.4)	—
Shipping and handling cost	353.3	26.2	—	379.5
Operating earnings (loss)(2)	117.4	37.1	(110.1)	44.4
Depreciation, depletion and amortization	64.5	35.6	10.8	110.9

Twelve Months Ended Sept. 30, 2021	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$899.6	$235.0	$11.2	$1,145.8
Intersegment sales	—	6.9	(6.9)	—
Shipping and handling cost	262.7	33.1	—	295.8
Operating earnings (loss)(2)	177.7	9.1	(79.7)	107.1
Depreciation, depletion and amortization	70.7	35.8	13.4	119.9
(1)Corporate and other includes corporate entities, records management operations, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)Corporate operating results include reimbursements related to the recently completed SEC investigation of $2.4 million for the three months ended Sept. 30, 2022. The twelve months ended Sept. 30, 2022 results include executive transition costs of $3.8 million and a loss accrual and net costs related to the recently completed SEC investigation of $17.1 million. Corporate operating results also include costs related to the recently completed SEC investigation of $0.3 million and $5.0 million for the three and twelve months ended Sept. 30, 2021, respectively.